Exhibit to Accompany
Item 77J
FORM N-SAR
THE MARSICO INVESTMENT FUND
(the "Funds")

In accordance with the provisions of Statement of Position 93-2, "Determination, Disclosure and Financial Statement Presentation of Income, Capital Gain and Return of Capital Distributions by Investment Companies," the Funds are required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, at March 31, 2003, reclassifications (in thousands) were recorded to decrease paid-in-capital by $4,158, $1,865, $286 and $0, increase
(decrease) net investment income by $4,140, $1,864, $268 and $(12), and increase accumulated net realized gain on foreign currency transactions by $18, $1, $18 and $12 for the Focus, Growth,
21st Century and International Opportunities
Funds, respectively.

These reclassifications have no impact on the net asset values of the Funds and are designed to present the Funds' capital accounts on a tax basis.